NEW ORIENTAL ENERGY (NASDAQ: NOEC)

New Oriental Energy and Chemical Corp., which began trading on NASDAQ in May, 2007, is an established and profitable specialty chemical manufacturer in China which has successfully leveraged its core expertise in fertilizer production, along with inherent manufacturing synergies, to become an emerging manufacturer of alternative fuels, specifically Dimethyl Ether (DME) and Methanol with future plans for Biodiesel production.

New Oriental, formerly operating under Luoshan Chemical Fertilizer Factory was privatized by current management from the Chinese Government in 2003. Since its inception, the Company has received multiple government accolades for its core fertilizer products while establishing a recognized brand name in the market. The Company’s legacy product, Urea, is a nitrogenous fertilizer utilized to improve yields across a variety of different crops. DME is quickly becoming an alternative to liquid natural gas in home heating and cooking with the longer term potential of replacing traditional petroleum diesel in cars, trucks and buses, while Methanol is now widely used as a fuel additive and is an inexpensive way to reduce emissions. DME has been found to reduce NOx emissions by 90% and is significantly cheaper as compared to traditional petrol diesel. Currently, the Company is the largest producer of DME in the Henan province with 150,000 tons. New Oriental plans on utilizing the cash flow from its fertilizer, DME and Methanol business, to further expacand its portfolio of alternative energy products including Biodiesel in late 2008. All sales currently are in China through the Company’s network of distribution partners.

DECEMBER 2007
SECTOR: Manufacturing
INDUSTRY: Specialty Chemical/
Alternative Energy

NEW ORIENTAL ENERGY
Xicheng Industrial Zone,
Luoshan, Xinyang,
Henan, China 464200
Tel: 86-376-2169990
www.neworientalenergy.com

AUDITOR:
Weinberg & Company, P.A.
Boca Raton, FL

TRANSFER AGENT:
Corporate Stock Transfer
Denver, CO

SELECT FINANCIALS
(NASDAQ:NOEC)

Fiscal Year
End: March 31
Share Price $5.74 (12/07/07)
Market Cap $72.55 Million
F/D Shares Outstanding 12.64 Million

Management Ownership 59%
Employees 1,000

FY Q2 2008 Revenue $18.2 Million
FY Q2 2008 Net Income $0.9 Million

FY 2007 Revenue $39.0 Million
FY 2007 Net Income $3.0 Million

FY2006 Revenue $30.8 Million
FY 2006 Net Income $2.8 Million

INVESTMENT HIGHLIGHTS

♦ Revenues in Q2 FY 2008 grew to $18.2 million, an increase of 129.4% vs the same period last year, primarily due to the utilization of 100,000 tons of new DME capacity, which led to a 790% increase in DME revenue. Alternative energy products were 67% of revenue vs 28.4% last year and, reflecting continued growth in urea sales, fertilizer revenue was 33% of the total. Net income grew nearly 15% to $0.9 million or EPS of $0.07 per share on 12.64 million shares outstanding vs. EPS of $0.10 per share on 7.5 million shares outstanding in Q2 last year. For the first half of Fiscal ’08 revenues grew 91.4% to $32.9 million and net income reached $1.9 million, a 26.2% increase

♦ The Company provided guidance of anticipated revenue of $22 million for Q3 FY 2008, representing more than a 100% increase over last year’s third quarter and a 21% increase over FY Q2 results. It added, “Given our current visibility, we expect fiscal 2008 to be another year of record revenue and net income with full year revenue of at least $75 million.”

♦ On Nov. 20, 2007 the Company announced the signing of several urea and ammonium bicarbonate sales agreements totaling $7.5 million. In an effort to effectively manage cost of goods sold and enhance margins, the Company also announced agreements with four of its major coal suppliers totaling approximately $4 million for 70,000 tons of coal which will provide all of its requirements through February.

• With 150,000 tons of DME capacity New Oriental is one of the largest producers in China. The Company is one of the few which maintains a license to accommodate up to 600,000 tons of overall DME production capacity. In addition to DME, New Oriental can manufacture up to 150,000 tons of Urea and 100,000 tons of Methanol.

• In June 2007, New Oriental received a $2.2 million Urea order from distributor Sinofert, which is the largest distributor in the Guang Dong province. Demand for Urea is expected to continue to grow as it is the most common crop fertilizer and arable land per person in China is shrinking.

• The use of DME as an alternative energy is supported by the Chinese government with the National Development and Reform Commission commenting “DME is expected to become a major fuel source suitable for China’s energy structure” with plans to expand DME on an “accelerated schedule.”

• DME can reduce harmful emissions by 90% as compared to petroleum, increase performance of diesel engines by 10 to 15% while also reducing external noise. As a result of pressures from the IMF as well as the upcoming 2008 Beijing Olympics, the government is highly incentivized to reduce toxic emissions and has recently committed substantial funds to support these efforts.

• The demand for DME in China greatly exceeds the existing supply. DME and Biodiesel collectively represent only 1% of the total energy consumed creating a large market opportunity. Experts predict that the demand for DME in China will increase at a projected 66% demand CAGR over the next nine years to 28.9 million tons consumed per year.

• Methanol which is commonly being used as an additive to traditional fuel to lower emissions and costs is expected to experience a 14% demand CAGR over the next 5 years to 12.8 million tons consumed per year.

• Home heating and cooking applications have been the initial target markets for DME as a substitute for LPG (liquid petroleum gas). New applications such as generators, automobiles and light trucks are currently available to accommodate the use of DME and Biodiesel. The adoption of DME and Biodiesel in these applications would drive a significant increase in consumption.

• New Oriental Energy is strategically located on the shores of the Huaihe River in close proximity to critical shipping lines to both Beijing and Shanghai.

ALTERNATIVE ENERGY DEMAND DRIVERS:

Forecast of total Chinese vehicle population Source: Tsinghua University.

NEW ORIENTAL’S CURRENT PRODUCT PORTFOLIO
•  China recently became the second largest consumer of oil in the world and has been a net oil importer since 1993.  Greater dependence on Foreign Oil is driving Chinese Government intervention
•  Deteriorating Environmental conditions
•  Economics of alternative energy are becoming more compelling. DME is 20% cheaper than diesel and 13% less than LPG.
•  Methanol is less than half the cost of traditional petrol-diesel and is recognized as a viable fuel additive. (see chart below)
•  Abundant low-cost coal reserves, with coal being the primary feedstock for DME/Methanol production
•  Limited penetration of Alternative Energy vs. Total Annual use creates large market opportunity.
•  Successful case study: 15,000 of Shanghai’s 19,000 buses are diesel powered with the switch to DME generating savings of approximately $37 million a year in fuel costs at the current petroleum diesel prices. Each bus would require only $1,200 of retrofitting to utilize DME.
•  The government looks to expand the use of DME buses in the future.
•  New Oriental Energy is well positioned to capitalize on these strong secular trends based on its expanding production capacity and first mover advantage.
CURRENT PRODUCT MIX AND CAPACITY • 150,000 tons of Urea • 150,000 tons of DME (September 2007) • 100,000 tons of Methanol

ANTICIPATED CAPACITY ADDITIONS • 600,000 tons of DME Capacity by 2010 • Additional Methanol Capacity expected in the next year • Plans to establish Bio-diesel production within next 5 years

PRODUCT OFFERING	APPLICATION
Urea	Traditionally Crop fertilizer, also used in resin, plastics, medicine; Gross margins approximately 18%
Dimethyl Ether (DME)	Alternative to petro-diesel fuel; Gross margins approximately 20%
Methanol	Alternative to fossil fuel and fuel additive; Gross margins approximately 20%
Bio-diesel (future offering)	Alternative to petro diesel fuel

MANAGEMENT TEAM

Chen Si Qiang, Chief Executive Officer

Mr. Chen has been a director of New Oriental Energy and Chemical since 2003 and was part of the senior management team that helped to privatize the assets of New Oriental from the Chinese Government in October 2003. From 2000 to 2003, he served as the Chairman of the Board of Directors of Xinyang Hongchang Channel Gas Engineering Company Limited.

Ben Wang, Chief Financial Officer

Mr. Wang, who joined the Company in April 2007, has experience in public company analysis, qualitative and quantitative financial analysis, modeling and forecasting and was most recently an analyst at Brean Murray Carret Co. Before that he was involved in risk solutions consulting for Standard and Poor’s. Mr. Wang, a CFA charterholder, earned a Ph.D from the Department of Decisions, Risk & Operations Management at Columbia Business School in New York in 2003. He was also awarded an M.E. in Electrical Engineering from Tsinghua University in Beijing and a B.E. in Electronic Engineering from Chengdu’s University of Electronic Science & Technology in China.

Wang Gui Quan, President

Mr. Wang has been a director of New Oriental Energy and Chemical since 2003 and the General Manager and Secretary since October 2003. From May 1998 to September 2003, Mr. Wang, a government-authorized Senior Engineer, was the Factory Director and Vice Secretary of Xixian Chemical Fertilizer.

Disclaimer:
he foregoing compilation relates to New Oriental Energy and Chemical Corp Ltd, and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this document, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to New Oriental Energy and Chemical or its management, are intended to identify such forward-looking statements. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. HC International, (HCI) its affiliates, officers, directors, subsidiaries and agents of this information has been compensated by New Oriental. In preparing this information, HCI has relied upon information received from the Company, which, although believed to be reliable, cannot be guaranteed. This information is not an endorsement of the Company by HCI. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes. HCI is not responsible for any claims made by the Company. Principals and consultants of HCI may own stock in client companies from time to time. You should independently investigate and fully understand all risks before investing in the Company. For more detailed information the reader is referred to The Company’s Form 10-K and other related documents filed with the Securities and Exchange Commission.